Exhibit 99.1

Spirit of Texas Bancshares, Inc. Reports First Quarter 2020 Financial Results

CONROE, Texas, April 29, 2020 /PRNewswire/ -- Spirit of Texas Bancshares, Inc. (NASDAQ: STXB) ("Spirit" or the "Company"), reported net income of $4.1 million in the first quarter of 2020 representing diluted earnings per share of $0.22, compared to net income of $3.8 million in the first quarter of 2019, representing diluted earnings per share of $0.30. Net income for the first quarter of 2020 was impacted by $1.6 million of merger related expenses, $486 thousand of one-time employee related expenses and an increased provision for loan losses related to the COVID-19 pandemic, partially offset by a $575 thousand tax benefit.

Our Response to COVID-19

Dean Bass, Spirit's Chairman and Chief Executive Officer, stated, "For over a decade we have cultivated a culture where each employee is viewed as a valued family member and each customer is appreciated and respected. We view the current environment as an opportunity to demonstrate through action our commitment to provide a pillar of strength upon which our customers and employees may lean in their time of need and to be the bedrock upon which our communities can rebuild when challenging times recede. We have taken the necessary measures outlined below to protect our valued employees while still serving our customers and our communities:

  Lobbies are closed and all banking activities are performed by appointment and/or via drive thru transactions;
  All of our employees are encouraged to work remotely when possible and are provided paid sick leave to ensure that they stay home when ill without fear of financial stress;
  All of our customers have access to funds via online banking, drive thru windows, and a network of over 55,000 ATM's nationwide;
  We are committed to supporting our customers by lending in good times and in bad and are currently working with all loan customers to address their needs and concerns; and
  We have and will continue to work diligently to connect our customers with government assistance programs as they become available.

"While the measures outlined above are only a small part of our efforts to ease the distress felt by our employees, customers, and communities, we are committed to taking whatever steps are necessary in the future to not only persevere, but thrive," concluded Bass.

First Quarter 2020 Financial and Operational Highlights

  Successfully completed the branch acquisition with Simmons Bank (the "branch acquisition") to expand our footprint into the San Antonio-New Braunfels, Tilden and Austin markets. The transaction added approximately, $261 million in loans and $139 million in deposits.
  Capital continues to remain strong with a Tier 1 capital leverage ratio of 10.79% at Spirit of Texas Bank SSB (the "Bank") and 10.96% at the Company on a consolidated basis.
  At March 31, 2020, reported and tax equivalent net interest margin(1) were 4.38% and 4.40%, respectively.
  At March 31, 2020, return on average asset was 0.68% annualized, primarily due to merger related expenses and increased provision for loan losses for the first quarter of 2020 related to COVID-19.
  At March 31, 2020, book value per share was $19.25 and tangible book value per share(1) was $14.28.
  At March 31, 2020, total stockholders' equity to total assets was 13.59% and tangible stockholders' equity to tangible assets(1) was 10.44%.

Loan Portfolio and Composition

During the first quarter of 2020, gross loans grew to $2.01 billion, an increase of 13.9% from $1.77 billion as of December 31, 2019, and an increase of 78.8% from $1.13 billion as of March 31, 2019. Loan growth, quarter over quarter, was primarily driven by the recent branch acquisition, which added $260.7 million in loans to the acquired loan portfolio. Organic loans growth during the first quarter of 2020 was $8.8 million which includes new originations of $59.0 million, or 19.9% annualized and participations sold of $50.2 million.

We have identified and are monitoring the industries in our loan portfolio that will be significantly impacted by the COVID-19 pandemic. The industries and related exposures currently being monitored by our credit administration personnel include: retail strip centers, hospitality, restaurants and direct and indirect oil exposure. Retail strip centers consisted of $116.2 million, or 5.8% of the loan portfolio, at March 31, 2020. Hospitality exposure consisted of $90.1 million, or 4.5% of the loan portfolio, at March 31, 2020. At March 31, 2020, restaurant exposure totaled $50.6 million, or 2.5% of the loan portfolio. Finally, total oil exposure in the loan portfolio at March 31, 2020, was $73.4 million, or 3.6% of the loan portfolio.

Subsequent to quarter end, we have approved and funded approximately $500 million of Paycheck Protection Program ("PPP") loans under the Coronavirus Aid, Relief and Economic Security Act (the "CARES Act"). This program has allowed us to assist roughly 3,000 of our customers and has the potential to have saved as many as 60,000 jobs. We intend to continue accepting and processing PPP loan applications for as long as funding for the program remains available. We are currently utilizing the Federal Reserve's PPP Liquidity Facility to fund these PPP loans, which is neutral to our capital position.

Asset Quality

Asset quality continued to remain strong in the first quarter of 2020. The provision for loan losses recorded for the first quarter of 2020 was $1.2 million, which served to increase the allowance to $7.6 million, or 0.38% of the $2.01 billion in gross loans outstanding as of March 31, 2020. The majority of the provision expense for the first quarter of 2020 related to increasing qualitative reserves in response to the current economic environment as opposed to a deterioration in credit quality or an increase in impaired loan balances. The coverage ratio on the organic portfolio was 0.63% of the $1.20 billion in organic loans outstanding as of March 31, 2020. As an emerging growth company, we have opted to delay the adoption of CECL until 2023. Under our current incurred loss model, our reserves are based upon an estimate of loss events which have occurred as opposed to forecasting future loss events.

Nonperforming loans to loans held for investment ratio as of March 31, 2020 was 0.38% compared to 0.37% as of December 31, 2019, and 0.52% as of March 31, 2019. Annualized net charge-offs were six basis points for the first quarter of 2020, compared to 21 basis points for the first quarter of 2019.

As of the date of this release, we have received and approved COVID-19 related loan relief requests, including periods of interest only payments, full payment deferrals, and escrow deferrals associated with loans with an unpaid principal balance of approximately $418 million. While these approvals were initially given for a period of 90 days to ease the impact of business closures and reduced demand, we continue to stay in contact with our borrowers and monitor their long-term financial stability and our collateral position.

Deposits and Borrowings

Deposits totaled $2.08 billion as of March 31, 2020, an increase of 7.7% from $1.93 billion as of December 31, 2019, and an increase of 72.6% from $1.20 billion as of March 31, 2019. Noninterest-bearing demand deposits increased $42.2 million, or 9.5%, from December 31, 2019, and increased $228.6 million, or 88.5% from March 31, 2019. Noninterest-bearing demand deposits represented 23.4% of total deposits as of March 31, 2020, up slightly from 23.1% of total deposits as of December 31, 2019, and 21.5% of total deposits as of March 31, 2019. The average cost of deposits was 0.93% for the first quarter of 2020, representing a five basis point decrease from the fourth quarter of 2019 and a twelve basis point decrease from the first quarter of 2019.

Borrowings increased by $8.1 million during the first quarter of 2020 to $113.3 million due primarily to drawing down on our holding company's third-party line of credit to support the Company's stock repurchase plan. Borrowings totaled 4.5% of total assets at March 31, 2020, compared to 4.4% at December 31, 2019 and 5.1% at March 31, 2019.

Net Interest Margin and Net Interest Income

The net interest margin for the first quarter of 2020 was 4.38%, a decrease of two basis points from the fourth quarter of 2019 and 27 basis points from the first quarter of 2019. The tax equivalent net interest margin(1) for the first quarter of 2020 was 4.40%, a decrease of three basis points from the fourth quarter of 2019 and a decrease of 29 basis points from the first quarter of 2019. The decline from the fourth quarter of 2019 is primarily due to rate resets on interest-earning assets as a result of decreases in interest rates set by the Federal Open Market Committee during the fourth quarter of 2019 and in March 2020, partially offset by the migration of our low-yielding excess cash into higher yielding loans through our recent branch acquisition.

Net interest income totaled $23.8 million for the first quarter of 2020, an increase of 7.1% from $22.2 million for the fourth quarter of 2019, and an increase of 54.2% from $15.4 million for the first quarter of 2019. Interest income totaled $28.8 million for the first quarter of 2020, an increase of 6.4% from $27.1 million for the fourth quarter of 2019, and an increase of 52.6% from $18.9 million for the first quarter of 2019. Interest and fees on loans increased by $2.2 million, or 8.9% from the fourth quarter of 2019, and increased by $10.3 million, or 60.1%, from the first quarter of 2019 due to organic and acquired growth in the loan portfolio. Interest expense was $5.0 million for the first quarter of 2020, an increase of 3.4% from $4.9 million for the fourth quarter of 2019, and an increase of 45.4% from $3.4 million for the first quarter of 2019. The increase in interest expense for the first quarter of 2020 was primarily due to growth in the deposit base from acquisitions partially offset by a decrease in the rate paid on interest-bearing liabilities.

Noninterest Income and Noninterest Expense

Noninterest income totaled $2.7 million for the first quarter of 2020, compared to $5.1 million for the fourth quarter of 2019; noting that the fourth quarter of 2019 contained $2.4 million in gain on sales of investment securities. Service charges and fees increased $165 thousand, quarter over quarter, primarily as a result of the recent branch acquisition. Additionally, during the first quarter of 2020, we began offering our customers interest rate swaps which are administered by a third-party correspondent bank. The Bank is not a counterparty in the swap, but instead earns a referral fee when our customer enters into the interest rate swap with the correspondent bank. This new product generated $580 thousand in fee income, which assisted in offsetting the decline in loan sales for the first quarter of 2020. SBA servicing fees, net were down $381 thousand, quarter over quarter, due to prepayments and fair value adjustments.

Noninterest expense totaled $21.0 million in the first quarter of 2020, an increase of 12.3% from $18.7 million in the fourth quarter of 2019. Of the $21.0 million of noninterest expense, $1.6 million was related to merger related expenses and $486 thousand was attributed to one-time employee related expenses.

The efficiency ratio was 79.06% in the first quarter of 2020, which included $1.6 million of merger related expenses and $486 thousand of one-time employee related expenses, compared to 68.40% in the fourth quarter of 2019, and 70.32% in the first quarter of 2019.

_______________________________________________________
(1)

Adjusted Basic and Diluted Earnings Per Share, Tax Equivalent Net Interest Margin, Tangible Book Value Per Share, and Tangible Stockholders' Equity to Tangible Assets Ratio are all non-GAAP measures. Spirit believes that for Adjusted Basic and Diluted Earnings Per Share, the adjustments made to net income allow investors and analysts to better assess its basic and diluted earnings per common share by removing the volatility that is associated with merger-related expenses and gain on sale of investment securities that are unrelated to its core business.  In Spirit's judgment, regarding Tax Equivalent Net Interest Margin, the fully tax equivalent basis is the preferred industry measurement basis for net interest margin and that it enhances comparability of net interest income arising from taxable and tax-exempt sources.  Regarding Tangible Book Value Per Share and Tangible Stockholders' Equity To Tangible Assets, Spirit believes that that these measures are important to many investors in the marketplace who are interested in changes from period to period in book value per share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing its tangible book value.  The non-GAAP financial measures that we discuss in this news release should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that it discusses in this news release may differ from that of other banking organizations reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar or with names similar to the non-GAAP financial measures Spirit has discussed in this news release when comparing such non-GAAP financial measures. Please see a reconciliation to the nearest respective GAAP measures at the end of this news release.

Conference Call

Spirit of Texas Bancshares has scheduled a conference call to discuss its first quarter 2020 results, which will be broadcast live over the Internet, on Thursday, April 30, 2020 at 12:00 p.m. Eastern Time / 11:00 a.m. Central Time. To participate in the call, dial 201-389-0867 and ask for the Spirit of Texas call at least 10 minutes prior to the start time, or access it live over the Internet at https://ir.sotb.com/news-events/ir-calendar. For those who cannot listen to the live call, a replay will be available through May 7, 2020 and may be accessed by dialing 201-612-7415 and using pass code 13702026#. Also, an archive of the webcast will be available shortly after the call at https://ir.sotb.com/news-events/ir-calendar for 90 days.

About Spirit of Texas Bancshares, Inc.

Spirit, through its wholly-owned subsidiary, Spirit of Texas Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Spirit of Texas Bank has 41 locations in the Houston, Dallas/Fort Worth, Bryan/College Station, Austin, San Antonio-New Braunfels, Corpus Christi and Tyler metropolitan areas, along with offices in North Central Texas. Please visit https://www.sotb.com for more information.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended. Any statements about our expectations, beliefs, plans, predictions, protections, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. Forward-looking statements are typically, but not exclusively, identified by the use of forward-looking terminology such as "believes," "expects," "could," "may," "will, "should," "seeks," "likely," "intends" "plans," "pro forma," "projects," "estimates" or "anticipates" or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: risks relating to the possibility that the expected benefits and synergies related to recent acquisitions may not materialize as expected; difficulty retaining key employees; business and economic conditions generally and in the bank and non-bank financial services industries, nationally and within our local market areas; our ability to mitigate our risk exposures; our ability to maintain our historical earnings trends; risks related to the integration of acquired businesses and any future acquisitions; our ability to successfully identify and address the risks associated with our recent, pending and possible future acquisitions; changes in management personnel; interest rate risk; credit risk associated with our loan portfolio; deteriorating asset quality and higher loan charge-offs; time and effort necessary to resolve nonperforming assets; inaccuracy of the assumptions and estimates we make in establishing reserves for probable loan losses and other estimates and projections; lack of liquidity; fluctuations in the fair value and liquidity of the securities we hold for sale; impairment of investment securities, goodwill, other intangible assets or deferred tax assets; our risk management strategies; increased competition in the bank and non-bank financial services industries, nationally, regionally or locally, which may adversely affect pricing and terms; the accuracy of our financial statements and related disclosures and those of companies we acquire; material weaknesses in our internal control over financial reporting; system failures or failures to prevent breaches of our network security; the institution and outcome of litigation and other legal proceedings against us or to which we become subject; the impact and duration of the COVID-19 pandemic; our participation in and execution of government programs related to the COVID-19 pandemic; changes in federal tax law or policy; the impact of recent and future legislative and regulatory changes, including changes in banking, securities and tax laws and regulations, and their application by our regulators; governmental monetary and fiscal policies; increases in our capital requirements; and other risks identified in Spirit's Annual Report on Form 10-K for the year ended December 31, 2019, filed with the U.S. Securities and Exchange Commission (the "SEC") on March 16, 2020, and its other filings with the SEC.

While forward-looking statements reflect our good-faith beliefs, they are not guarantees of future performance. All forward-looking statements are necessarily only estimates of future results. Accordingly, actual results may differ materially from those expressed in or contemplated by the particular forward-looking statement, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contacts:	Dennard Lascar Investor Relations
Ken Dennard / Natalie Hairston
(713) 529-6600
STXB@dennardlascar.com

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY
Consolidated Statements of Income
(Unaudited)

	For the Three Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
	(Dollars in thousands, except per share data)
Interest income:
Interest and fees on loans	$ 27,409	$ 25,160	$ 23,064	$ 22,204	$ 17,118
Interest and dividends on investment securities	504	997	1,143	1,302	1,182
Other interest income	900	918	794	794	584
Total interest income	28,813	27,075	25,001	24,300	18,884
Interest expense:
Interest on deposits	4,507	4,434	4,097	3,938	3,071
Interest on FHLB advances and other borrowings	508	416	425	611	378
Total interest expense	5,015	4,850	4,522	4,549	3,449
Net interest income	23,798	22,225	20,479	19,751	15,435
Provision for loan losses	1,171	775	900	332	849
Net interest income after provision for loan losses	22,627	21,450	19,579	19,419	14,586
Noninterest income:
Service charges and fees	1,311	1,146	866	969	729
SBA loan servicing fees, net	10	391	234	40	264
Mortgage referral fees	202	232	173	198	110
Gain on sales of loans, net	464	675	1,151	1,384	804
Gain (loss) on sales of investment securities	-	2,448	-	1,053	1,081
Other noninterest income	725	162	257	131	69
Total noninterest income	2,712	5,054	2,681	3,775	3,057
Noninterest expense:
Salaries and employee benefits	11,789	10,684	9,502	8,765	7,124
Occupancy and equipment expenses	2,315	2,222	1,710	1,690	1,262
Professional services	895	1,200	791	1,022	1,041
Data processing and network	743	936	884	731	485
Regulatory assessments and insurance	402	265	(256)	315	98
Amortization of intangibles	946	1,006	1,015	1,006	603
Advertising	153	225	134	167	97
Marketing	160	131	136	132	139
Telephone expense	407	226	289	338	140
Conversion expense	1,477	180	314	453	1,151
Other operating expenses	1,673	1,584	1,037	1,206	864
Total noninterest expense	20,960	18,659	15,556	15,825	13,004
Income before income tax expense	4,379	7,845	6,704	7,369	4,639
Income tax expense	305	1,676	1,374	1,542	829
Net income	$ 4,074	$ 6,169	$ 5,330	$ 5,827	$ 3,810

Earnings per common share:
Basic	$ 0.22	$ 0.35	$ 0.35	$ 0.42	$ 0.31
Diluted	$ 0.22	$ 0.35	$ 0.34	$ 0.41	$ 0.30

Weighted average common shares outstanding:
Basic	18,184,110	17,434,954	15,370,480	13,765,929	12,152,558
Diluted	18,441,977	17,830,538	15,771,249	14,236,244	12,607,445

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(Unaudited)

	As of
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
	(Dollars in thousands)
Assets:
Cash and due from banks	$ 33,946	$ 32,490	$ 28,822	$ 26,150	$ 19,397
Interest-bearing deposits in other banks	193,707	293,467	122,721	137,008	103,265
Total cash and cash equivalents	227,653	325,957	151,543	163,158	122,662
Time deposits in other banks	245	490	1,225	1,225	-
Investment securities:
Available for sale securities, at fair value	94,963	96,937	166,669	171,058	131,068
Total investment securities	94,963	96,937	166,669	171,058	131,068
Loans held for sale	7,765	3,989	2,784	2,583	6,300
Loans:
Loans held for investment	2,013,367	1,767,182	1,487,602	1,418,211	1,125,855
Less: allowance for loan and lease losses	(7,620)	(6,737)	(6,565)	(6,277)	(6,569)
Loans, net	2,005,747	1,760,445	1,481,037	1,411,934	1,119,286
Premises and equipment, net	78,594	75,150	65,144	62,815	55,237
Accrued interest receivable	7,314	6,507	6,319	7,039	4,849
Other real estate owned and repossessed assets	3,731	3,653	1,042	1,324	518
Goodwill	79,009	68,503	43,086	43,889	18,253
Core deposit intangible	10,536	11,472	11,628	12,583	7,954
SBA servicing asset	3,055	3,355	3,548	3,570	3,747
Deferred tax asset, net	-	-	-	48	-
Bank-owned life insurance	15,699	15,610	15,521	15,432	7,442
Federal Home Loan Bank and other bank stock, at cost	5,660	8,310	6,233	6,190	5,264
Other assets	4,526	4,603	4,005	4,485	4,464
Total assets	$ 2,544,497	$ 2,384,622	$ 1,959,784	$ 1,907,333	$ 1,487,044
Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Transaction accounts:
Noninterest-bearing	$ 487,060	$ 444,822	$ 366,209	$ 367,892	$ 258,440
Interest-bearing	878,279	803,557	593,064	569,839	363,326
Total transaction accounts	1,365,339	1,248,379	959,273	937,731	621,766
Time deposits	711,968	679,747	625,940	632,873	581,486
Total deposits	2,077,307	1,928,126	1,585,213	1,570,604	1,203,252
Accrued interest payable	1,218	1,219	1,002	1,134	737
Short-term borrowings	10,000	-	-	-	-
Long-term borrowings	103,276	105,140	74,165	89,398	75,536
Deferred tax liability, net	1,706	672	215	-	449
Other liabilities	5,173	3,760	2,451	2,087	3,094
Total liabilities	2,198,680	2,038,917	1,663,046	1,663,223	1,283,068
Stockholders' Equity:
Common stock	297,966	297,188	251,875	204,974	171,159
Retained earnings	52,213	48,139	41,970	36,640	30,813
Accumulated other comprehensive income (loss)	732	667	3,091	2,496	2,004
Treasury stock	(5,094)	(289)	(198)	-	-
Total stockholders' equity	345,817	345,705	296,738	244,110	203,976
Total liabilities and stockholders' equity	$ 2,544,497	$ 2,384,622	$ 1,959,784	$ 1,907,333	$ 1,487,044

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY
Loan Composition
(Unaudited)

	As of
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
	(Dollars in thousands)
Loans:
Commercial and industrial loans (1)	$ 320,418	$ 282,949	$ 248,745	$ 197,774	$ 162,934
Real estate:
1-4 single family residential loans	382,900	375,743	321,044	281,514	284,780
Construction, land and development loans	405,661	259,384	233,830	176,567	169,919
Commercial real estate loans (including multifamily)	821,952	753,812	597,415	671,900	423,900
Consumer loans and leases	22,398	22,769	17,663	20,745	21,631
Municipal and other loans	60,038	72,525	68,905	69,711	62,691
Total loans held in portfolio	$ 2,013,367	$ 1,767,182	$ 1,487,602	$ 1,418,211	$ 1,125,855

(1) Balance includes $75.3 million, $74.2 million, $78.7 million, $71.3 million, and $73.5 million of the unguaranteed portion of SBA loans as of March 31, 2020, December 31, 2019, September 30, 2019, June 30, 2019, and March 31, 2019, respectively.

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY
Deposit Composition
(Unaudited)

	As of
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
	(Dollars in thousands)
Deposits:
Noninterest-bearing demand deposits	$ 487,060	$ 444,822	$ 366,209	$ 367,892	$ 258,440
Interest-bearing demand deposits	334,302	370,467	303,037	292,550	127,182
Interest-bearing NOW accounts	28,376	28,204	8,626	7,638	7,509
Savings and money market accounts	515,601	404,886	281,401	269,651	228,635
Time deposits	712,011	679,747	625,940	632,873	581,486
Total deposits	$ 2,077,307	$ 1,928,126	$ 1,585,213	$ 1,570,604	$ 1,203,252

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY
Average Balances and Yields
(Unaudited)

	Three Months Ended March 31,
	2020			2019
	Average Balance (1)	Interest/ Expense	Annualized Yield/Rate	Average Balance (1)	Interest/ Expense	Annualized Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits in other banks	$ 231,616	$ 852	1.48%	$ 92,892	$ 546	2.38%
Loans, including loans held for sale (2)	1,851,879	27,409	5.94%	1,105,177	17,118	6.28%
Investment securities and other	96,006	552	2.31%	148,035	1,220	3.34%
Total interest-earning assets	2,179,501	28,813	5.30%	1,346,104	18,884	5.69%
Noninterest-earning assets	217,060			110,334
Total assets	$ 2,396,561			$ 1,456,438
Interest-bearing liabilities:
Interest-bearing demand deposits	$ 335,669	$ 225	0.27%	$ 128,059	$ 167	0.53%
Interest-bearing NOW accounts	27,632	26	0.38%	7,354	3	0.15%
Savings and money market accounts	443,449	1,012	0.92%	235,148	442	0.76%
Time deposits	685,689	3,244	1.90%	561,435	2,459	1.78%
FHLB advances and other borrowings	86,809	508	2.35%	67,149	378	2.29%
Total interest-bearing liabilities	1,579,248	5,015	1.27%	999,145	3,449	1.40%
Noninterest-bearing liabilities and shareholders' equity:
Noninterest-bearing demand deposits	459,156			250,204
Other liabilities	12,265			5,232
Stockholders' equity	345,892			201,857
Total liabilities and stockholders' equity	$ 2,396,561			$ 1,456,438
Net interest rate spread			3.99%			4.29%
Net interest income and margin		$ 23,798	4.38%		$ 15,435	4.65%
Net interest income and margin (tax equivalent)(3)		$ 23,890	4.40%		$ 15,573	4.69%

(1) Average balances presented are derived from daily average balances.
(2) Includes loans on nonaccrual status.

(3) In order to make pretax income and resultant yields on tax-exempt loans comparable to those on taxable loans, a tax-equivalent adjustment has been computed using a federal tax rate of 21% for the three months ended March 31, 2020 and 2019, respectively.

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY
Average Balances and Yields
(Unaudited)

	Three Months Ended
	March 31, 2020			December 31, 2019
	Average Balance (1)	Interest/ Expense	Annualized Yield/Rate	Average Balance (1)	Interest/ Expense	Annualized Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits in other banks	231,616	$ 852	1.48%	$ 191,822	$ 854	1.77%
Loans, including loans held for sale (2)	1,851,879	27,409	5.94%	1,655,206	25,160	6.03%
Investment securities and other	96,006	552	2.31%	156,840	1,061	2.68%
Total interest-earning assets	2,179,501	28,813	5.30%	2,003,868	27,075	5.36%
Noninterest-earning assets	217,060			196,873
Total assets	$ 2,396,561			$ 2,200,741
Interest-bearing liabilities:
Interest-bearing demand deposits	$ 335,669	$ 225	0.27%	$ 334,819	$ 271	0.32%
Interest-bearing NOW accounts	27,632	26	0.38%	21,430	20	0.37%
Savings and money market accounts	443,449	1,012	0.92%	358,054	890	0.99%
Time deposits	685,689	3,244	1.90%	664,435	3,253	1.94%
FHLB advances and other borrowings	86,809	508	2.35%	79,174	416	2.08%
Total interest-bearing liabilities	1,579,248	5,015	1.27%	1,457,912	4,850	1.32%
Noninterest-bearing liabilities and shareholders' equity:
Noninterest-bearing demand deposits	459,156			421,375
Other liabilities	12,265			3,795
Stockholders' equity	345,892			317,659
Total liabilities and stockholders' equity	$ 2,396,561			$ 2,200,741
Net interest rate spread			3.99%			4.04%
Net interest income and margin		$ 23,798	4.38%		$ 22,225	4.40%
Net interest income and margin (tax equivalent)(3)		$ 23,890	4.40%		$ 22,352	4.43%

(1) Average balances presented are derived from daily average balances.
(2) Includes loans on nonaccrual status.

(3) In order to make pretax income and resultant yields on tax-exempt loans comparable to those on taxable loans, a tax-equivalent adjustment has been computed using a federal tax rate of 21% for the three months ended March 31, 2020 and December 31, 2019, respectively.

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY
Reconciliation of Non-GAAP Financial Measures - Adjusted Net Income and Adjusted Basic and Diluted Earnings Per Share
(Unaudited)

	As of or for the Three Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
	(Dollars in thousands, except per share data)
Basic and diluted earnings per share - GAAP basis:
Net income available to common stockholders	$ 4,074	$ 6,169	$ 5,330	$ 5,827	$ 3,810
Weighted average number of common shares - basic	18,184,110	17,434,954	15,370,480	13,765,929	12,152,558
Weighted average number of common shares - diluted	18,441,977	17,830,538	15,771,249	14,236,244	12,607,445
Basic earnings per common share	$ 0.22	$ 0.35	$ 0.35	$ 0.42	$ 0.31
Diluted earnings per common share	$ 0.22	$ 0.35	$ 0.34	$ 0.41	$ 0.30
Basic and diluted earnings per share - Non-GAAP basis:
Net income	$ 4,074	$ 6,169	$ 5,330	$ 5,827	$ 3,810
Pre-tax adjustments:
Noninterest income
Gain on sale of investment securities	-	(2,448)	-	(1,053)	(1,081)
Noninterest expense
Merger related expenses	1,614	821	1,094	1,165	1,778
Taxes:
NOL Carryback	(575)
Tax effect of adjustments	(331)	467	(193)	53	(146)
Adjusted net income	$ 4,782	$ 5,009	$ 6,231	$ 5,992	$ 4,361
Weighted average number of common shares - basic	18,184,110	17,434,954	15,370,480	13,765,929	12,152,558
Weighted average number of common shares - diluted	18,441,977	17,830,538	15,771,249	14,236,244	12,607,445
Basic earnings per common share - Non-GAAP basis	$ 0.26	$ 0.29	$ 0.41	$ 0.44	$ 0.36
Diluted earnings per common share - Non-GAAP basis	$ 0.26	$ 0.28	$ 0.40	$ 0.42	$ 0.35

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY
Reconciliation of Non-GAAP Financial Measures - Net Interest Margin on a Fully Taxable Equivalent Basis
(Unaudited)

	As of or for the Three Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
	(Dollars in thousands, except per share data)
Net interest margin - GAAP basis:
Net interest income	$ 23,798	$ 22,225	$ 20,479	$ 19,751	$ 15,435
Average interst-earning assets	2,179,501	2,003,868	1,769,432	1,716,799	1,346,104
Net interest margin	4.38%	4.40%	4.59%	4.61%	4.65%
Net interest margin - Non-GAAP basis:
Net interest income	$ 23,798	$ 22,225	$ 20,479	$ 19,751	$ 15,435
Plus:
Impact of fully taxable equivalent adjustment	92	127	153	112	138
Net interest income on a fully taxable equivalent basis	$ 23,890	$ 22,352	$ 20,632	$ 19,863	$ 15,573
Average interst-earning assets	2,179,501	2,003,868	1,769,432	1,716,799	1,346,104
Net interest margin on a fully taxable equivalent basis - Non-GAAP basis	4.40%	4.43%	4.63%	4.64%	4.69%

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY
Reconciliation of Non-GAAP Financial Measures - Tangible Book Value Per Share
(Unaudited)

	As of
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
	(Dollars in thousands, except per share data)
Total stockholders' equity	$ 346,022	$ 345,705	$ 296,738	$ 244,110	$ 203,976
Less:
Goodwill and other intangible assets	89,545	79,975	54,714	56,472	26,207
Tangible stockholders' equity	$ 256,477	$ 265,730	$ 242,024	$ 187,638	$ 177,769
Shares outstanding	17,969,012	18,258,222	16,121,479	13,790,332	12,195,891
Book value per share	$ 19.26	$ 18.93	$ 18.41	$ 17.70	$ 16.72
Less:
Goodwill and other intangible assets per share	$ 4.98	4.38	3.40	4.09	2.14
Tangible book value per share	$ 14.28	$ 14.55	$ 15.01	$ 13.61	$ 14.58

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY
Reconciliation of Non-GAAP Financial Measures - Tangible Equity to Tangible Assets
(Unaudited)

	As of
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
	(Dollars in thousands)
Total stockholders' equity to total assets - GAAP basis:
Total stockholders' equity (numerator)	$ 346,022	$ 345,705	$ 296,738	$ 244,110	$ 203,976
Total assets (denominator)	2,544,497	2,384,622	1,959,784	1,907,333	1,487,044
Total stockholders' equity to total assets	13.60%	14.50%	15.14%	12.80%	13.72%
Tangible equity to tangible assets - Non-GAAP basis:
Tangible equity:
Total stockholders' equity	$ 346,022	$ 345,705	$ 296,738	$ 244,110	$ 203,976
Less:
Goodwill and other intangible assets	89,545	79,975	54,714	56,472	26,207
Total tangible common equity (numerator)	$ 256,477	$ 265,730	$ 242,024	$ 187,638	$ 177,769
Tangible assets:
Total assets	2,544,497	2,384,622	1,959,784	1,907,333	1,487,044
Less:
Goodwill and other intangible assets	89,545	79,975	54,714	56,472	26,207
Total tangible assets (denominator)	$ 2,454,952	$ 2,304,647	$ 1,905,070	$ 1,850,861	$ 1,460,837

Tangible equity to tangible assets	10.45%	11.53%	12.70%	10.14%	12.17%